UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2026

HELIO CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-56744	92-0586004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2448 Sixth Street, Berkeley, California 94710
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 545-2666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 – Entry into a Material Definitive Agreement

On January 12, 2026 and January 14, 2026, Helio Corporation (the “Company”) entered into separate Securities Purchase Agreements (collectively, the “Purchase Agreements”) with aaccredited investors (each, an “Investor”), pursuant to which the Company issued convertible promissory notes in the original principal amount of $165,000 (each, a “Note”), for an aggregate purchase price of $150,000, reflecting an original issue discount of $15,000.

The closings occurred on January 12, 2026 and January 14, 2026, respectively.

The Company received net cash proceeds of approximately $133,000 in each transaction after deducting placement agent fees payable to Network 1 Financial Securities, Inc. and other transaction-related expenses. The Company intends to use the net proceeds for general corporate and working capital purposes.

Each Note matures twelve months from issuance and provides for a one-time interest charge equal to 10% of the principal amount, earned in full as of issuance. Upon the occurrence and during the continuance of an Event of Default (as defined in the applicable Note), amounts outstanding under the January 12 Note bear interest at the lesser of 22% per annum or the maximum rate permitted by law, and amounts outstanding under the January 14 Note bear interest at the lesser of 18% per annum or the maximum rate permitted by law.

In addition to all other payment obligations, the January 12 Note requires the Company to make scheduled amortization payments in cash, including a payment of $90,750 on July 13, 2026, monthly payments of $15,125 from August 12, 2026 through December 12, 2026, and a final payment of all remaining outstanding amounts under the Note on January 12, 2027. Failure to make any required amortization payment when due constitutes an Event of Default under the January 12 Note. The January 14 Note does not provide for scheduled amortization payments prior to maturity.

Each Note is convertible, at the option of the holder, into shares of the Company’s common stock upon the earlier of (i) the occurrence of an Event of Default or (ii) the Company’s failure to make any required amortization payment,. at a conversion price equal to the lesser of (i) 90% of the lowest closing price of the Company’s common stock during the ten (10) trading days prior to conversion or (ii) $0.50 per share, subject to adjustment. Upon the occurrence of an Event of Default, the conversion price under the January 12 Note is reduced to 70% of the lowest traded price during the applicable lookback period , and the holder may increase the beneficial ownership limitation to 9.99% upon 61 days’ prior written notice to the Company.

The January 14 Note is convertible at a conversion price equal to the lesser of (i) 80% of the lowest closing price of the Company’s common stock during the ten (10) trading days prior to conversion or (ii) $0.50 per share, subject to adjustment. Upon the occurrence of an Event of Default, the conversion price under the January 14 Note is reduced to 70% of the lowest traded price during the applicable lookback period.

Pursuant to each Purchase Agreement, the Company issued 75,000 shares of common stock to the applicable Investor as commitment shares, which were earned in full at closing (the “Commitment Shares”). In connection with the January 14 transaction, the Company also issued to the January 14 Investor a warrant to purchase up to 330,000 shares of common stock at an exercise price of $0.50 per share, exercisable for five years. The warrant may be exercised for cash or, if no effective registration statement covering the resale of the warrant shares is available, on a cashless basis, and is subject to customary anti-dilution adjustments and a 4.99% beneficial ownership limitation.

The foregoing summaries are qualified in their entirety by reference to the full text of the Purchase Agreements, the Notes and the warrant, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

The foregoing summaries are qualified in their entirety by reference to the full text of the Purchase Agreements, the Notes and the warrant, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 – Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Notes, Warrant and the shares of common stock issuable upon the conversion or exercise thereof, and the Commitment Shares have not been registered under the Securities Act of 1933, as amended. The Note and the Commitment Shares were offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated January 12, 2026, by and between Helio Corporation and the investor party thereto
10.2	Convertible Promissory Note, dated January 12, 2026
10.3	Securities Purchase Agreement, dated January 14, 2026
10.4	Convertible Promissory Note, dated January 14, 2026
10.5	Common Stock Purchase Warrant, dated January 14, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIO CORPORATION

Date: January 16, 2026	By:	/s/ Edward Cabrera
	Name:	Edward Cabrera
	Title:	Chief Executive Officer

3